Exhibit 4.1

DESCRIPTION OF REGISTERED SECURITIES

As of February 20, 2025, our common stock, par value $0.01 (“Common Stock”), is the only class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following summary description of our Common Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the Delaware General Corporation Law, as amended (the “DGCL”), and our Certificate of Incorporation (as amended from time to time, the “Charter”), and Amended and Restated Bylaws (the “Bylaws”), which are incorporated by reference as exhibits to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024.

General

Under the Charter, the total number of shares of all classes of stock that we have authority to issue is 255,000,000, of which 250,000,000 are shares of Common Stock, and 5,000,000 are shares of preferred stock, par value $0.01 (“Preferred Stock”).

Common Stock

Dividends

After the requirements with respect to preferential dividends on the shares of any series of Preferred Stock have been met and after complying with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts and subject further to any other conditions which may be fixed in accordance with the provisions of the Charter, then, but not otherwise, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the board of directors of the Company (the “Board”). Such dividends will be paid out of assets legally available for the payment of dividends and distributed to the holders of Common Stock pro rata in accordance with the number of shares of such Common Stock held by each such holder.

Redemption; Conversion; Preemptive Rights

Holders of Common Stock have no redemption rights, conversion rights or preemptive rights. There are no sinking fund provisions applicable to the Common Stock.

Voting

Each holder of Common Stock has one vote in respect of each share of Common Stock held by such holder on each matter voted upon by the stockholders. For all matters as to which no other voting requirement is specified by the DGCL, the Charter, or the Bylaws, the affirmative vote required for stockholder action is a majority of the shares present in person or represented by proxy at the applicable meeting (as counted for purposes of determining the existence of a quorum at the meeting).

Pursuant to the Charter, the number of directors which will constitute the whole Board will be not less than one director as specified from time to time in the Bylaws. The Bylaws provide that each director will be elected by the vote of the majority of the votes cast with respect to a nominee at any meeting at which directors are to be elected at which a quorum is present; provided, however, that the directors will be elected by the vote of a plurality of votes cast on the election of directors at any meeting of stockholders for which (i) the Secretary of the Corporation receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees for director set forth in the Bylaws, as applicable, and (ii) such nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date the Company first mails its notice of meeting for such meeting to the stockholders.

Liquidation Rights

After distribution in full of the preferential amounts, if any, to be distributed to the holders of the shares of any series of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the Company, the holders of the Common Stock are entitled to receive all the remaining assets of the Company, tangible and intangible, of whatever kind available for distribution to stockholders. Such assets are to be distributed to such holders pro rata in accordance with the number of shares of Common Stock held by each such holder.

ANTI-TAKEOVER PROVISIONS OF OUR CHARTER AND BYLAWS

General

The Charter and the Bylaws contain certain provisions that could have an effect of delaying, deferring or preventing a change in control of the Company in the event of a merger, reorganization, tender offer, sale or transfer of substantially all of the Company’s assets, liquidation, or some other extraordinary corporate transaction involving the Company. Set forth below is a description of such provisions. The description is intended as a summary only and is qualified in its entirety by reference to the DGCL and the Charter and Bylaws, which are incorporated by reference as exhibits to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024.

Stockholder Action; Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the Secretary of the Company. Special meetings of stockholders may be called only by the Board pursuant to a resolution approved by a majority of the entire Board or committee of the Board, and the business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice of the special meeting of stockholders. Stockholders may only take actions without a meeting by unanimous written consent.

Blank Check Preferred Stock

The Charter authorizes the Board to issue shares of Preferred Stock and determine the designation, powers (including voting powers and voting rights), preferences and relative, participating, optional or other special rights, of such series of Preferred Stock. The issuance of Preferred Stock could have the effect of restricting dividends on our Common Stock, diluting the voting power of our Common Stock, impairing the liquidation rights of our Common Stock, or delaying or preventing a change in control. As of the date of this filing, no shares of Preferred Stock were outstanding and we currently have no plan to issue any shares of Preferred Stock.

Filling Vacancies; Removal of Directors

The Bylaws provide that newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. No decrease in the number of directors constituting the Board shortens the term of any incumbent director. Any director, or the entire Board, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock o the Company then entitled to vote at an election of directors, voting together as a single class.

Delaware Anti-takeover Law

The Company is subject to Section 203 of the DGCL (“Section 203”), an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person became an interested stockholder, unless the business combination or the transaction in which such person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

Forum Selection

The Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, If such court lacks subject matter jurisdiction, the federal district court of the State of Delaware) shall be the exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Charter or the Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware and (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware. In addition, the Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and have consented to such provisions.